Exhibit to Accompany
Item 77J b
Form N-SAR
Choice Funds, Inc. (the "Funds")


According to the provisions of Statement of Position 93-2 SOP 93 - 2 Determination, Disclosure and Financial Statement Presentation of Income,
Capital Gain and Return of Capital Distributions by
Investment Companies, the Funds are required to report the accumulated net investment income loss and accumulated net capital gain loss accounts to approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at October 31, 2002, reclassifications were recorded to increase
(decrease) accumulated net investment income
(loss) by $141,787, $(4,148), and $841,205;
decrease accumulated net realized loss on investments by $0, $4,147, and $0; and increase (decrease) paid-in-capital in excess of par by $(141,787), $1, and $(841,205) for the Focus, Balanced and Long-Short
Funds, respectively.

These reclassifications have no impact on the net asset value of the Fund and are designed to present the Funds' capital accounts on a tax basis.